DREYFUS PREMIER CALIFORNIA TAX EXEMPT BOND FUND, INC.
                            Registration No. 811-3757

                                                                 Sub-Item 77M


During the fiscal semi-annual period ended November 30, 2004, the Dreyfus Premier California Tax Exempt Bond Fund, Inc. (the "Registrant") was the surviving entity of reorganization transactions with Dreyfus Premier California Municipal Bond Fund (the "Premier California Fund") and General California Municipal Bond Fund, Inc. (the "General California Fund") (together, the "Acquired Funds") as described below.

On April 6, 2004 and April 28, 2004, the Premier California Fund's Board and the Registrant's Board, respectively, each unanimously approved an Agreement and Plan of Reorganization providing for the transfer of all of the Premier
California Fund's assets in a tax-free reorganization to the Registrant, in exchange for Class A, Class B and Class C shares of the Registrant and the assumption by the Registrant of the Premier California Fund's stated liabilities.

Also on April 6, 2004 and April 28, 2004, the General California Fund's Board and the Registrant's Board, respectively, each unanimously approved an Agreement and Plan of Reorganization providing for the transfer of all of the General California Fund's assets in a tax-free reorganization to the Registrant, in exchange for Class Z shares of the Registrant and the assumption by the Registrant of the General California Fund's stated liabilities.

At a Special Meeting of Shareholders of the Acquired Funds held on October 18, 2004, shareholders of the Acquired Funds voted to approve each Agreement and Plan of Reorganization. The votes of the Registrant's shareholders were not solicited since their approval or consent was not necessary for the exchange.

After the close of business on October 21, 2004, the reorganization was consummated and the Class A, Class B and Class C shares of the Registrant received by the Premier California Fund were distributed to shareholders of the Premier California Fund in liquidation of the Premier California Fund, with each shareholder receiving a pro rata distribution of shares of the Registrant's Class A, Class B and Class C shares (or fraction thereof) for shares of the Premier California Fund held prior to the exchange. Following this liquidation, the Premier California Fund was dissolved.

After the close of business on October 26, 2004, the reorganization was consummated and the Class Z shares of the Registrant received by the General California Fund were distributed to shareholders of the General California Fund in liquidation of the General California Fund, with each shareholder receiving a pro rata distribution of shares of the Registrant's Class Z shares (or fraction thereof) for shares of the General California Fund held prior to the exchange. Following this liquidation, the General California Fund was dissolved.